EXHIBIT 99.1

Sionix Corporation Signs Water Treatment Agreement
in the Williston Basin of North Dakota

LOS ANGELES, March 6, 2012 (Marketwire) -- Sionix Corporation (OTCBB: SINX.OB - News) (“Sionix” or the “Company”), a designer of patented water treatment systems, announced today that it has entered into a Water Treatment Agreement (“WTA”) with McFall Incorporated, a Carnation, WA-based construction and logistics firm operating under a Master Service Agreement with a major oil and gas exploration and production company in the Williston Basin.  Sionix will deploy a fully-equipped Mobile Water Treatment System (“MWTS”) consisting of de-watering, DAF, filtration, and de-salination components for operation alongside a specific drilling rig.  The treatment train for this project is configured to treat drilling fluids flowing to the surface from an initial vertical bore through the water table and hydraulic conductivity zones (approximately 2,200 feet) where chloride concentrations are critical, through the final vertical bore (approximately 10,000 feet), and the horizontal (lateral) bores (approximately 10,000 feet), where salt concentrations are less critical than other contaminants.

Sionix expects to treat from 4,800 – 9,600 barrels of contaminated water per day at specific drill sites.  Drilling cycles run approximately 25 days, with 8 days allocated for teardown and set-up at the next drilling site, or approximately 11 drilling cycles per year.  The Sionix MWTS will be embedded with a specific drilling rig and will be transported to successive sites together.  The WTA defines a scale of treatment revenues dependent upon contaminant loading of influent water at each drilling site.  Configuration changes (if any) in the MWTS from site to site will be insignificant as conditions in the subterranean geologic strata are expected to remain consistent within the entire Williston Region.  The 8-day relocation time will give Sionix the opportunity to perform routine maintenance and system enhancements, if needed, without interrupting normal drilling cycles.  James Currier, Sionix Corp CEO stated “We are pleased and excited to provide our unique patented and proprietary technology to support large scale operations in a critical American oil field.”  The MWTS has the capability of providing turnkey, sustainable solutions which enable exploration and production companies to recycle and reuse large amounts of previously non-viable fluids.  This deployment confirms the early adoption of recycling capabilities in the Williston Basin.

This major end user is an independent oil and natural gas exploration and production company and a proven leader in the Williston Formation.  Sionix Corporation will be the owner/operator of this MWTS and will be compensated on a per gallon basis.  “This is an addition to our previous business model of ‘selling’ a piece of equipment where Sionix would incur a one-time revenue event”, Currier stated.  By establishing a services revenue model that will own and operate the remediation equipment we will start to generate monthly recurring revenue for every gallon of water we process. “This ‘fee per barrel’ model will create substantial value for our shareholder base both in the short and long term”, said President and CFO David R. Wells.

Sionix expects to deploy the MWTS to the worksite in 4 - 6 weeks.

Bakken Shale Formation of the Williston Basin

The Bakken Shale Formation can be found in the Williston Basin, which stretches across North Dakota, Montana, South Dakota, Manitoba and Saskatchewan. In total, the basin covers roughly 300,000 square miles.  The basin will become the second largest oil producing area as a direct result of hydraulic fracking, horizontal drilling, and artificial permeability practices.  These technologies, using an average of 5 million gallons of water per well has created opportunities of water treatment and recycling that would ordinarily be disposed of in deep injection wells.  Many industry experts believe these processes will liberate energy resources in 30 + shale formations across the United States and make the country substantially more energy efficient.  Remediation of the large amounts of water necessary to support the energy harvesting activities are mission critical to the industry’s sustainability and future expansion and success.  Sionix is poised to be a key player in this water remediation process.

About McFall Incorporated

McFall operates a logistics division in the Williston Basin of North Dakota and performs such services as drilling rig placement, set-up and tear down, retention of operations personnel, general site maintenance and operations; hiring of subcontractors, and other tasks as may reasonably be assigned to McFall by the energy and production Company in accordance with the Master Service Agreement (MSA) currently in effect between McFall Inc. and the Energy and Production company.  For more information about McFall, go to www.mcfallinc.com.

About Sionix Corporation

Sionix designs innovative and advanced MWTS intended for use in energy, government facilities, healthcare facilities, emergency water supplies during natural disasters, housing development projects, and various industrial processes including subterranean fracturing used in oil and gas drilling. These systems can be located adjacent to contaminated water sites or as a pre-treatment for reverse osmosis and other membrane applications.  Industries involved in dairy, agribusiness, meat processing, mining, poultry operations, and many others can benefit from Sionix' cost-effective, easily maintained, portable water treatment systems. For more information about the company, go to www.sionix.com.

About Sionix Technology

Using a patented dissolved air flotation (DAF) technology packaged in a mobile shipping container, air bubbles between the size of 1 and 2 microns are injected and float organic contaminants to the surface where 99.95% are skimmed off, and a majority of inorganic contaminants are also captured and removed. This compares to standard DAF units which historically have been limited to using bubble sizes of 50 microns or larger. The size of these bubbles is important because the smaller the bubble, the greater the surface tension. They can then hold together longer and elevate more organic contaminants to the surface for removal.

Forward Looking Statements

All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include, but are not limited to, whether Sionix Corporation can raise capital as and when it needs to, whether the water purification systems will generate significant sales, whether it can compete successfully in its market and industry, and other factors beyond the control of Sionix Corporation, including those detailed from time to time in the reports filed with the Securities and Exchange Commission. Sionix Corporation assumes no obligation and does not intend to update these forward-looking statements.

Company Contact:

Melissa Pagen
Director, Sales and Marketing
T: 704-971-8409
mpagen@sionix.com

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